Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-93457, 333-90862, 333-114405, 333-116877, 333-117866, 333-127775, 333-132533, 333-142526, 333-148971, 333-157089, 333-164685, 333-172017 and 333-179273), Form S-3 (No. 333-157088 ) and Form S-4 (No. 333-112997) of Broadcom Corporation of our report dated February 15, 2012 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of NetLogic Microsystems, Inc., which appears in NetLogic Microsystems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference into this Current Report on Form 8-K of Broadcom Corporation dated February 17, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

February 15, 2012